Exhibit 99.2

The RealReal Q3 2020 Stockholder Letter

Nov. 9, 2020

Dear Stockholders,

When we provided our last update in August, we were seeing encouraging signs of recovery in our business. In July, supply trends had returned to growth, and GMV trends were on the cusp of growth. The improvements in both GMV and supply prompted us to begin reinvesting in marketing, sales, selective hiring and our retail footprint to set us up for strong, sustainable growth going forward.

These investments, combined with a gradual lessening of COVID headwinds, resulted in many of these encouraging trends continuing. The 17% Q/Q improvement in Q3 GMV underscores our improving fundamentals. While uncertainty from factors including COVID and the pace of the economic recovery remain, we are laser-focused on making the operational changes and strategic investments that will position us to emerge from COVID a stronger, more agile company prepared to capitalize on the significant luxury resale market opportunity in front of us.

Once again, we’d like to thank all of our employees for their dedication to continuing to move the company forward during these unprecedented times.

Our GMV Recovery Continues and the Current State of Our Operations

When we reported Q2 results on Aug. 6, we indicated that we expected Q3 GMV to be roughly consistent with July’s trend Y/Y given the accelerated growth we experienced in Q3 2019 after our IPO. As expected, Q3 GMV improved significantly Q/Q and declined approximately 3% Y/Y despite the 800 basis point more difficult Y/Y comparison. By month, July GMV declined 2% Y/Y, August GMV declined 6% Y/Y and September GMV declined 1% Y/Y. The monthly variability was driven by the Y/Y comparison. Said another way, in Q3 2019, growth was fastest in the month of August. Notably, several categories exhibited growth in Q3 including fine jewelry, men’s and handbags, but the women’s apparel and shoes categories remain on a slower recovery trajectory.

We were pleased with our GMV performance in Q3 despite the difficult Y/Y comparison and continued COVID headwinds. Essentially, we landed right where we thought we would, and in 2020 we consider that a success.

So far in Q4, October GMV was down 5% Y/Y, as available supply remained below last year’s level throughout the month. Given improving supply and new buyer trends exiting October, we remain optimistic that we can return to GMV growth for the balance of the quarter.

The following table represents GMV trends for each month beginning January 2020 through October, with February growth normalized for an extra day:

	January	February	March	April	May	June	July	August	Sept.	October

Y/Y Growth	28%	30%	-15%	-33%	-19%	-8%	-2%	-6%	-1%	-5%

Since June 23, all of our retail locations have been open for shopping and consignment. Our four warehouses continue to be operational, and our processing capacity is currently not a constraint to growth. Given the robust health and safety programs in our warehouses and active dialogue with government officials in the markets in which we operate, we do not currently expect future reductions in processing capacity.

Many of our employees continue to work from home, and work from home has not negatively impacted our productivity or ability to manage the business. Realistically, we don’t expect our employees to return to our headquarters in San Francisco until March at the earliest.

We continue to focus on the health and safety of our employees and our customers. We have consistently held ourselves to very high standards to protect our employees and customers and continue to implement robust preventative measures in response to COVID-19.

The daily state of our operations remains fluid and subject to any new restrictions that may be required by local or state government authorities in the future.

Supply Trends Continue to Improve

During Q3, improving trends in New York City (NYC) and Los Angeles (LA), momentum with virtual appointments, and continued strength in the The RealReal B2B vendor program improved our ability to source supply. In accordance with SEC guidance regarding the COVID-19 pandemic, we believe the following enhanced disclosure regarding trends in supply units shipped provides additional transparency into the underlying drivers of our supply improvements and greater insight into the impact of the COVID-19 pandemic on our operations. We may not continue to provide this enhanced disclosure on an ongoing basis.

The following table represents the Y/Y comparison of supply units shipped to our e-commerce facilities in each month beginning April 2020 through July 2020 and for the quarter ended June 30, 2020, and September 30, 2020:

	April	May	June	July	2Q20	3Q20

New York City	-58%	-54%	-35%	-1%	-49%	2%
Los Angeles	-52%	-36%	-25%	-11%	-38%	-10%
Other	-40%	-16%	-5%	8%	-20%	7%
Total	-46%	-28%	-15%	3%	-29%	3%

Total supply units shipped to our e-commerce facilities improved 32% Q/Q and increased approximately 3% Y/Y in Q3, underpinned by improving trends in both NYC and LA as well as continued strength in our vendor channel. In Q3, NYC supply units shipped increased 2% Y/Y, a significant improvement versus the 49% Y/Y decline in 2Q. LA supply units shipped in Q3 declined 10% Y/Y, also a significant improvement versus the 38% Y/Y decline in Q2. Excluding NYC and LA, Q3 supply units shipped increased 7% Y/Y. Overall, we exited October with momentum in supply and currently expect total shipped units to approach double digit growth Y/Y in Q4.

Retail and LCO Impact on Supply

While the supply backdrop in NYC and LA improved in Q3, COVID remained a headwind to the supply productivity of our retail stores and Luxury Consignment Offices (LCOs) in Q3 but the headwind is rapidly diminishing. Retail and LCO supply value, which is the initial dollar value of items acquired through retail stores and LCOs, represented approximately 18% of supply value in 2019 and was disproportionately impacted by COVID restrictions and social unrest in 2020. Retail and LCO supply units were down 81% Y/Y in Q2 and started to improve in Q3 as COVID and social unrest headwinds lessened during the summer. In Q3, Retail and LCO supply units were down 20% Y/Y with improvements in each month of the quarter and a Q3 exit rate of down 6% Y/Y. The improvements have continued into Q4 with Retail and LCO supply units increasing significantly; Retail and LCO supply units increased 48% Y/Y in October.

Our Circular Economy Partnership with Gucci

On National Consignment Day Oct. 5, we announced the launch of our circular economy partnership with Gucci, one of our most in-demand brands. The partnership marks multiple significant firsts -- our first collaboration with a brand on a dedicated shop on www.TheRealReal.com and the first time a brand partnership has included an incentive to buy resale. Importantly, this partnership is grounded in sustainability. For each Gucci purchase or consignment, The RealReal and Gucci will plant a tree with One Tree Planted to support its global reforestation efforts.

We applaud Gucci for embracing resale, helping extend the life of luxury and raising the awareness of the circular economy. Gucci is also raising the bar with its continuous innovation to make its business more sustainable, and together, we are shining a global spotlight on resale that we hope will encourage consumers to support the circular economy and reduce fashion’s carbon footprint.

Over the last several years, we have cultivated partnerships with Stella McCartney, Burberry and now Gucci, and we look forward to engaging with more luxury brands as we believe the future of luxury is circular.

The RealReal B2B Vendor Program Growth Accelerated in Q3

The RealReal B2B vendor program continued to exhibit strength in Q3. Our vendor program sources supply from business sellers seeking distribution and demand. Historically, we used our vendor program to strategically improve selection in certain categories throughout the year. In Q2 and Q3, high interest in our vendor channel translated to accelerating vendor GMV growth in Q3. Q3 vendor channel GMV grew 65% Y/Y compared to 19% Y/Y growth in Q2. Of note, the vendor channel contribution to direct revenue and the inventory on our balance sheet was not material in Q3 as the majority of our vendor activity was consummated through consignment terms.

Inbound interest in our vendor program from across the luxury ecosystem has made it evident that the vendor opportunity is bigger than we previously believed. We are building some muscle to support the vendor opportunity including leadership, account management and technology. Over the coming quarters, we plan to expand our vendor program, which will provide us with the  requisite data and experience to determine the optimal vendor mix in a post-COVID luxury resale landscape. We will use a variety of tactics including some direct purchases from vendors to acquire high quality, high value supply, which we believe will have a net positive impact on gross profit and minor impact on near-term cash consumption. This could result in our direct revenue slightly increasing as a percent of total sales in the near term. We will be disciplined in our approach, with a focus on realizing higher gross profit per order as gross profit per order is a key driver of overall order economics.

We are Focused on Building Momentum into 2021

The pandemic has presented numerous challenges for our operations but it also has been a catalyst for reinvention and innovation. As our recovery continues, we are increasingly focused on making investments to scale more effectively, efficiently unlock supply, and ultimately position us for growth in 2021 and beyond.

Broadly speaking, we are focused on:

•

Stores - Our retail stores are redefining and elevating the luxury consignment shopping experience while providing our consignors with a frictionless consignment experience. On top of that, our stores drive supply, have high average order value (AOV) and low return rates, drive brand awareness and create a halo effect in the local market. In late October, we opened our Midwest flagship store on Chicago’s iconic Magnificent Mile. The store is intended to build on the success of our Chicago LCO with approximately 12,000 square feet of retail and consignment space. Our years’ worth of historical data on our Chicago base uniquely enables us to curate a mix of luxury items tailored to what we know Chicago shoppers want. Expert services are at the heart of the store, from our glass-enclosed watchmaker station to our onsite tailoring and alterations. Sustainability is also a focus of the store, from using sustainable materials to refurbishing vintage furniture to creating compostable packaging for the cafe. Chicago is our fifth brick and mortar store, complementing our footprint in NYC, LA and San Francisco. While COVID uncertainty remains, our stores are recovering and we are confident that consumers will return to our differentiated retail experience over the coming quarters as COVID headwinds diminish.

•

New retail format - We are in the process of testing a new smaller retail format aimed at extending our physical presence to high-traffic retail locations in communities where we’ve identified strong opportunities for growth. The new stores will primarily focus on sourcing supply but will also have retail selling space. In general, these stores will be relatively small at ~2,000 sq. feet each, and the leases will likely be short-term. We plan to open as many as 10 of these new stores over the coming quarters in communities where we either have a high density of existing consignors or believe there is an opportunity to capitalize on opportunities.

•

Sales - The pandemic has forced us to reinvent our supply acquisition strategy by shifting in-home consignment appointments to virtual appointments and curbside pickups. Virtual appointments continue to go well; we conducted more than 35,000 virtual appointments in Q3. We continue to optimize our processes, operations and technology to remove friction from the virtual appointment process, and we are optimistic that virtual appointments will realize sales efficiency over the longer term. In Q2, we paused hiring in our sales organization, and in Q3, we resumed hiring to position us for growth in 2021. While we expect virtual appointments to drive sales efficiency over the long term, it’s difficult to estimate with precision the mix of virtual and in-home appointments in a post-COVID world. Therefore, we think it’s prudent to invest in our sales organization now to position us for growth in 2021 and beyond. As we gain greater visibility into the mix of virtual and in-home appointments post-COVID, we believe we can realize efficiencies through a combination of increasing the number of appointments per day and sales optimization.
•

Marketing - Our Q3 marketing spend was slightly above pre-COVID levels as Q3 included some incremental spend related to opportunistic ad buys, experimentation on emerging ad platforms and the cost of producing our new commercial. We will further ramp up our marketing spend in Q4 to drive increasing momentum in traffic, brand awareness and consignment lead volume heading into 2021.

•

Phoenix facility - We recently signed a lease for an e-commerce center in Phoenix, which we plan to begin operating from next summer. The Arizona facility will support our next phase of growth, help us improve the consignor and buyer experience by reducing shipping times, and reduce our average fixed cost per order as we scale.

Technology Remains Key To Enabling Us to Scale

We continue to strategically invest in technology, as innovation positions us to scale and support growth more efficiently and effectively over the long term.

Automation is one key area where we have focused our resources and driven innovation. We exited Q3 automating the pricing of 75% of unit volume, 71% of copywriting (including product title and description), and 75% of photo retouching. We achieved our 75% goal a quarter earlier than we expected at the beginning of the year. Thank you to our product teams who have executed strongly on our automation initiatives over the last 18 months. Over the coming quarters, we plan to optimize our automation of pricing, copywriting and photo retouching and potentially increase the percentage of automated unit volume modestly. We are optimistic our automation efforts will support improvements in inbound operations unit costs, increasing the scalability of our operations.

We are using technology to bolster our authentication efforts. Over the last few quarters, we have invested in AI and machine learning to support our authentication experts including identifying item and consignor risk, which we call Item Risk Scoring (IRS). IRS leverages data science algorithms to identify points of risk and evaluate new items coming onto the marketplace. We are now assessing more than 50 data points on each item and consignor combination to identify risk before the item is evaluated by our authentication team. We believe our authentication process is best-in-class, and our investments in IRS will further strengthen our authentication capabilities. Going forward, we plan to invest technology resources to support multi-SKU e-commerce, authentication, pricing optimization and personalization.

As our GMV recovers, we expect our automation efforts to meaningfully contribute to operating leverage and improving contribution profit, and enable us to be more agile in our approach to inbound operations as we scale.

Environment, Society and Governance (ESG) Update

ESG continues to play a critical role in our business and our culture at The RealReal, and we are committed to enhancing our internal processes and external reporting on these issues.

On Aug. 4, we announced Caretha Coleman and Carol Melton joined our Board of Directors. Caretha and Carol’s leadership experience, depth of perspective and diverse backgrounds will undoubtedly strengthen our team and add necessary diversity to our Board. Board diversity is essential for innovation, operational excellence and cultural inclusivity, and Caretha and Carol will be integral in The RealReal’s continued efforts to promote environmental, societal and governmental stewardship.  At our October board meeting, we also welcomed Emma Grede, the CEO and Co-founder of Good American, to our Board.  Emma brings deep experience in high growth eCommerce to the Board. The appointments of Caretha, Carol and Emma officially make The RealReal’s Board of Directors more than 50% female.

In Q3, we submitted our first CDP Climate Change questionnaire, reporting out The RealReal’s emissions data and efforts to reduce our environmental impact. We also launched our Supplier Responsibility Program that encompasses a Supplier Code of Conduct, Supplier compliance program and Supplier diversity initiatives. This cross-functional effort will allow us to extend our values of diversity and inclusivity to our suppliers over time and help drive our business forward.

And of course, our partnership with Gucci is grounded in sustainability. The RealReal and Gucci will together plant a tree with One Tree Planted for each Gucci purchase or consignment.

Finally, here is an update on our carbon and water usage reduction efforts. Since The RealReal’s inception in 2011 through September 30, 2020, consignment with The RealReal saved 16,105 metric tons of carbon and 756 million liters of water.

We continue to measure the positive impact that the recirculation of luxury goods has on the environment. We are dedicated to educating consumers on how they can reduce their carbon footprint and water consumption through their participation in luxury resale and the circular economy.

Q3 Financial Results

In Q3, we generated GMV of $245.4 million, 17% Q/Q improvement and a 3% Y/Y decrease, and our Adjusted EBITDA loss was $29.0 million. As previously discussed, we were pleased with the improving Q3 GMV performance within the context of the difficult Y/Y comparison and COVID headwinds. Q3 Adjusted EBITDA loss included approximately $2.2 million of COVID related expenses inclusive of higher payroll expenses, PPE, deep cleanings, medical personnel at our facilities, transportation services, etc.

We ended Q3 with 617K active buyers on a 12-month trailing basis, up 14% Y/Y. We added approximately 5,500 net new active buyers Q/Q on a 12-month trailing basis. GMV from repeat buyers was 82.9% of total GMV in Q3, up approximately 110 basis points Y/Y. As a result of lower available supply on our marketplace, TTM GMV per active buyer was approximately $1,602, down 6% Y/Y.

Q3 orders were approximately 550K, down 5% Y/Y. Q3 AOV was $446, up 2% Y/Y. The primary driver of the higher AOV was a 9% Y/Y increase in average selling price (ASP), which offset a Y/Y decline in units per transaction (UPT). UPT improved modestly Q/Q with gradual improvements in each month of the quarter. The Fine Jewelry category was our best performing category in Q3, followed by men’s and handbags -- with all three categories posting positive growth. The women’s apparel and shoe categories are recovering, albeit at a slower rate.

In Q3, we did not see a broad impact from the challenges confronting traditional retail as evidenced by the 9% Y/Y increase in ASP during the quarter. In October, our AOV decreased 6% Y/Y, as lower Y/Y UPT was partially offset by a modest Y/Y ASP increase

Returns and cancellations were 22.9% of GMV and improved 320 basis points Y/Y. The significant improvement in return rate was once again driven largely by a higher mix of non-returnable items, including handbags and certain promoted items.

Our Q3 consignment take rate was 35.4%, a decrease of 190 basis points Y/Y, reflecting strong performance on a relative basis from lower-take-rate categories (such as handbags, jewelry and sneakers) and a higher mix of consignors earning higher commissions. Take rates can vary from quarter to quarter based on the mix of products sold, as well as which consignors had item sales. In a steady state, we expect take rates to be highest in the second and third quarters of the year, and to decrease in Q4 with a higher mix of high-priced products.

Total revenue in Q3 was $78.1 million, a 16% Q/Q improvement and a decrease of 4% Y/Y. Q3 consignment and service revenue was $64.4 million, 15% Q/Q improvement and a decrease of 7% Y/Y. Direct revenue was $13.6 million, an increase of 11% Y/Y, and reflects a higher mix of TRR owned inventory and higher sales of aged inventory.

Q3 gross profit was $49.8 million, a 18% Q/Q improvement and a decrease of 5% Y/Y. Gross profit per order of $91 was essentially flat Y/Y as shipping leverage was offset by higher direct revenue mix and deleverage of fixed cost of sales. We continue to see the potential for gross profit per order to approach $100 over the next 12-18 months, driven by a recovery in AOV and consignment revenue, fixed cost of sales expense leverage and improvements in shipping expense.

Total gross margin was 63.8%, down 30 basis points Y/Y. Q3 consignment gross margin was 74.7%, up approximately 280 basis points Y/Y driven primarily by shipping leverage. Direct gross margin was 12.3%, down approximately 750 basis points Y/Y driven by the sale of owned aged inventory with lower product margins.

As a reminder, direct gross margin is lower than consignment gross margin because direct revenue is recognized on a gross basis with corresponding cost of sales.

Moving on to operating expenses. Please note that the following discussion regarding operating expenses is on a non-GAAP basis, excluding equity-based compensation and related taxes.

Marketing expense was $14.5 million in Q3, an increase of 9% Y/Y. Q3 marketing as a percentage of revenue was 18.6% compared to 16.2% in the same period a year ago. Marketing did not exhibit leverage in Q3 due to the combined impact of the revenue decline coupled with our decision to progressively reinvest in advertising during the quarter.

Operations and Technology expense was $37.7 million in Q3, an increase of 4% Y/Y. Operations and Technology as a percent of revenue was 48.3% versus 44.5% in the same period a year ago. Deleverage was driven by the revenue decline and higher occupancy, store payroll, technology headcount, software and transportation expenses, which were partially offset by our automation efforts.

Fixed expenses in Operations and Technology, which include occupancy costs for our warehouses and stores, all operating expenses for our technology teams, and salaried headcount costs in our merchandising and operations teams, increased approximately 20% Y/Y in Q3. The Y/Y increase was driven by rent, technology headcount and software expenses. Variable Operations and Technology expense, which includes variable labor in our merchandising and operations teams, store operating expenses and other miscellaneous volume-driven expenses, decreased approximately 8% Y/Y. The Y/Y decrease was driven by lower unit volume and productivity increases from automation and outbound operations efficiencies.

Selling General and Administrative, or SG&A expense, was $31.6 million, up 16% Y/Y. SG&A as a percentage of revenue was 40.5% compared to 33.3% in the same period a year ago. Deleverage was driven by the revenue decline in Q3, COVID-related expenses, investments in our administrative function headcount, other G&A expenses to support being a public company, and sales function deleverage due to lower supply volumes. SG&A expense included approximately $2.2mn of COVID-related expenses and $1.0mn of Sarbanes-Oxley related expenses.

Fixed expenses in SG&A, which include occupancy costs for our corporate and sales offices and all operating expenses for our G&A functions, increased approximately 39% Y/Y. The Y/Y increase was driven by COVID-related, public company and legal expenses. Excluding COVID-related expenses, fixed expenses in SG&A increased approximately 24% Y/Y. Variable expenses in SG&A, which include expenses related to our sales team, decreased approximately 14% Y/Y. The Y/Y decrease was driven by lower travel- and payroll-related expenses.

Our Adjusted EBITDA loss for Q3 was $29.0 million or 37.2% of revenue. Excluding $2.2 million of COVID-related expenses, our Adjusted EBITDA loss for Q3 would have been $26.8 million or 34.3% of revenue. We expect to continue to incur COVID-driven expenses going forward, roughly consistent with the Q3 level.

At the end of Q3, cash, cash equivalents and short-term investments totaled $395.2 million.  At the end of Q3, the owned inventory on our balance sheet was $13.1 million, flat Y/Y. The 39% Y/Y reported inventory growth includes the estimated reserves for future returns included in inventories for which we began accruing in Q4-19.

Financial Outlook

Given limited near-term visibility, we will not provide a complete Q4 or 2021 outlook at this time. However, we will provide a quarter-to-date update and lay out the assumptions we used to inform our internal planning and give a directional sense of how those assumptions impact our GMV expectations and investment cadence.

Our baseline internal planning assumption is for continuing improvements in supply, continuing strong sell-through, and improvements in GMV growth. The pace of supply growth recovery was largely in line with our expectations in Q3. We began to see increasing momentum exiting October, with improving growth in our virtual/direct channel, retail and strong growth in our vendor channel. As previously mentioned, October GMV was down 5% Y/Y. We currently anticipate returning to positive Y/Y growth for the balance of Q4. As a result, we expect Q4 GMV will be roughly flat Y/Y. Our baseline internal planning also does not anticipate a second COVID wave or social unrest impacting our supply or demand trends, nor additional operating capacity reductions.

We remain very confident about our long-term opportunity, and are laser-focused on getting back to growth in the near term. We will continue to increase our marketing investment, expand our retail footprint, grow our sales team to drive supply, invest in technology to drive further operational efficiencies, improve the consignor experience, enhance our multi-SKU capabilities, and expand our vendor business. With the environment remaining highly fluid, we will continue to take a measured approach to these investments.

For Q4, we expect our marketing investment to increase roughly in line with Q/Q GMV growth.  Ops & Tech will also increase Q/Q, with the above investments in technology and retail expansion partially offset by efficiency gains from automation. SG&A will increase Q/Q, with sales expenses reflecting supply growth and increased sales hiring in advance of anticipated volume increases and other G&A expenses growing only modestly. COVID-related expenses for Q4 should be roughly flat Q/Q.

Summing it all up, and subject to these very fluid assumptions, we believe we are well positioned to rebound strongly and fuel growth once the economy stabilizes and are sufficiently capitalized to reach profitability.

We look forward to providing another update on our progress in a few months.

Wishing health and safety to you and yours.

Julie Wainwright

Matt Gustke

Forward Looking Statements

This stockholder letter contains forward-looking statements relating to, among other things, the future performance of The RealReal that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements about future operating results, including the amounts of our operating expense and capital expenditure investments or reductions and our strategies, plans, commitments, objectives and goals, in particular in the context of the impacts of the COVID-19 pandemic and social unrest. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to, the impact of the COVID-19 pandemic and social unrest on our operations and our business environment, any failure to generate a supply of consigned goods, pricing pressure on the consignment market resulting from discounting in the market for new goods, failure to efficiently and effectively operate our merchandising and fulfillment operations and other reasons.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investor.therealreal.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Non-GAAP Financial Measures

To supplement our unaudited and condensed financial statements presented in accordance with generally accepted accounting principles ("GAAP"), this stockholder letter and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including Contribution Profit, Adjusted EBITDA, Adjusted EBITDA as a percentage of total net revenue ("Adjusted EBITDA Margin"), non-GAAP net loss attributable to common stockholders, and non-GAAP net loss per share attributable to common stockholders, basic and diluted. We have provided a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures in this earnings release.

We do not, nor do we suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that non-GAAP financial measures we use may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies, including other companies in our industry.

Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure as an overall assessment of our performance, to evaluate the effectiveness of our business strategies and for business planning purposes. Adjusted EBITDA may not be comparable to similarly titled metrics of other companies.

We calculate Adjusted EBITDA as net loss before interest income, interest expense, net other (income) expense, income tax provision, depreciation and amortization, further adjusted to exclude stock-based compensation, and certain one-time expenses. Adjusted EBITDA has certain limitations as the measure excludes the impact of certain expenses that are included in our statements of operations that are necessary to run our business and should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP.

In particular, the exclusion of certain expenses in calculating Adjusted EBITDA and Adjusted EBITDA Margin facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of stock-based compensation, excludes an item that we do not consider to be indicative of our core operating performance. Investors should, however, understand that stock-based compensation will be a significant recurring expense in our business and an important part of the compensation provided to our employees. Accordingly, we believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

The following table reflects the reconciliation of net loss to Adjusted EBITDA and Adjusted EBITDA as a percentage of total revenue for each of the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Total Revenue	$78,052	$81,516	$213,681	$224,307
Adjusted EBITDA Reconciliation:
Net loss	$(43,305)	$(25,274)	$(124,489)	$(75,371)
Depreciation and amortization	4,917	3,545	13,673	9,537
Stock-based compensation	7,372	2,520	16,911	4,916
Legal settlement	—	—	1,110	—
Restructuring charges	72	—	514	—
Compensation expense related to stock sales by current and former employees	—	—	—	819
Interest income	(448)	(1,902)	(2,350)	(2,918)
Interest expense	2,406	60	2,810	572
Other (income) expense, net	—	119	89	2,106
Provision for income taxes	(17)	(8)	38	51
Adjusted EBITDA	$(29,003)	$(20,940)	$(91,694)	$(60,288)
Adjusted EBITDA (% of Revenue)	-37.2%	-25.7%	-42.9%	-26.9%

The following reflects the reconciliation of the discussion of operating expenses on a Non-GAAP basis to operating expenses on a GAAP basis (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating expenses:
Marketing	$15,186	$13,390	$37,747	$36,838
Operations and technology	40,578	37,407	117,858	103,271
Selling, general and administrative	35,384	28,436	103,047	76,110
Total operating expenses (1)	$91,148	$79,233	$258,652	$216,219

(1) Includes stock-based compensation as follows:
Marketing	$705	$145	$1,228	$287
Operating and technology	2,892	1,098	7,222	2,064
Selling, general and administrative (2)	3,775	1,277	8,461	3,384
Total	$7,372	$2,520	$16,911	$5,735

(2) Includes compensation expense related to stock sales by current and former employees in March 2019.